Exhibit 10.25

Star Gas Partners, L.P.

2187 Atlantic Street

Stamford, CT 06904

December 4, 2007

Dear Dan:

This will confirm our mutual Agreement with respect to a severance payment to be made to you after a Change in Control (as defined below) with respect to Star Gas Partners, L.P. (“Star Gas”) as follows:

1. If your employment with Star Gas is terminated for any reason (either by you or by Star Gas), other than by reason of your death, within a period of 180 days following a Change in Control, you will be entitled to receive from Petro Holdings Inc. a severance payment equal to two times your base annual salary in the year of such termination plus two times the average amount paid to you as a bonus and/or as profit sharing during the three years preceding the year of such termination (“Severance Payment”), to be paid to you in a lump sum within 30 days after the termination of your employment. The term “Change of Control” shall mean the present equity owners of Kestrel and their affiliates collectively shall cease for any reason to beneficially own equity interests having the voting power to elect at least a majority of the members of the board of directors or other governing board of the general partner of Star Gas Partners L.P. or any successor entity to Star Gas Partners L.P.

2. Controlling Nature of this Agreement. This Agreement shall be in addition to any other agreements between you and Star Gas (or any affiliate of Star Gas). In the event of any conflict between this Agreement and any such other agreement, the terms of this Agreement shall control.

3. Full Settlement. The obligation to pay the Severance Payment is subject to receipt by the Partnership of a waiver and release in form reasonably satisfactory to the Partnership pursuant to which you will acknowledge that the Severance Payment is in lieu of all claims against the Partnership and its affiliates arising out of or relating to your employment and the termination of your employment, excepting only compensation and benefits accrued to the date of termination of employment. In no way will you be obligated to seek other employment or take any other action to mitigate the amounts payable to you pursuant to this Agreement.

4. Miscellaneous.

(a) Successor. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(b) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not be construed as a waiver of any subsequent or continuing breach of the same provision or of any other provision of this Agreement.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or mailed by first-class certified mail, postage prepaid and return receipt requested, or facsimiled or sent by reputable overnight courier addressed as follows:

If to Dan Donovan:

14 Kensington Street

Lido Beach, NY 11561

If to the Company:

Star Gas Partners, L.P.

2187 Atlantic Street

Stamford, CT 06904

Attn: President

With a copy to:

Phillips Nizer LLP

666 Fifth Avenue

New York, NY 10103

Telephone No.: 212-977-9700

Facsimile No.: 212-262-5152

Attn: Alan Shapiro, Esq.

or, in each case, at such other address as may from time to time be specified to the other party in a notice similarly given.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law principles thereof.

(e) Entire Agreement. This Agreement contains the entire Agreement of the parties and their affiliates relating to the subject matter hereof and supersedes all prior Agreements, representations, warranties and understandings, written or oral, with respect thereto.

(f) Validity. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(g) Amendments, Miscellaneous, Etc. Neither this Agreement, nor any term hereof, may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Please indicate your agreement with the foregoing by signing in the space provided below.

STAR GAS PARTNERS, L.P.

By:
Richard Ambury
Chief Financial Officer

AGREED:

Dan Donovan